Exhibit 5

D: +852 2532 3783

szhao@cgsh.com

January 27, 2026

Republic of the Philippines

Department of Finance

Office of the Secretary

Department of Finance Building

BSP Complex

Manila 1004

Philippines

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of the Philippines (the “Republic”) in connection with the Republic’s offering pursuant to a registration statement under Schedule B (No. 333-286375) of US$500,000,000 aggregate principal amount of its 4.250% global bonds due 2031 (the “2031 Bonds”), US$1,500,000,000 aggregate principal amount of its 5.000% global bonds due 2036 (the “2036 Bonds”) and US$750,000,000 aggregate principal amount of its 5.750% global bonds due 2051 (the “2051 Bonds,” together with the 2031 Bonds and the 2036 Bonds, the “Securities”), to be issued under a fiscal agency agreement dated October 4, 1999, as amended by Supplement No. 1 to the fiscal agency agreement dated February 26, 2004, Supplement No. 2 to the fiscal agency agreement dated January 11, 2006, and Supplement No. 3 to the fiscal agency agreement dated February 1, 2018 (the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor in interest to JPMorgan Chase Bank, N.A.), as fiscal agent (the “Fiscal Agent”). Such registration statement, as amended as of its most recent effective date (January 20, 2026), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein, is herein called the “Registration Statement”; the related prospectus dated April 4, 2025, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus”; the preliminary prospectus supplement dated January 20, 2026, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated January 20, 2026, as filed with the Commission pursuant to Rule 424(b) under the

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Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinion expressed below, we have reviewed the following documents:

(a) the Registration Statement;

(b) the Pricing Prospectus and the document listed in Schedule I hereto;

(c) the Final Prospectus;

(d) an executed copy of the Fiscal Agency Agreement; and

(e) a facsimile copy of the Securities in global form as executed by the Republic.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Securities conform to the facsimile copy thereof that we have reviewed and have been duly authenticated in accordance with the terms of the Fiscal Agency Agreement.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Fiscal Agency Agreement.

In connection with the foregoing opinion, (a) we have assumed that each of the Republic and the Fiscal Agent has satisfied those legal requirements that are applicable to it to the extent necessary to make the Fiscal Agency Agreement and the Securities enforceable against it (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable with respect to the Fiscal Agency Agreement and the Securities), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights. In addition, we note that (i) the enforceability in the United States of America of the waiver of immunities by the Republic set forth in the Securities is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976 and (ii) the designation of the U.S. federal courts sitting in New York City as a venue for actions or proceedings relating to the Securities is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) (notwithstanding the waiver in such provisions) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding. We express no opinion as to the subject matter jurisdiction of any

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United States federal court to adjudicate any action relating to the Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion letter as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2024 and to the references to us under the heading “Legal Matters” in the Final Prospectus. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Shuang Zhao
Shuang Zhao, a Partner